For Immediate Release

Contacts:               Linda H. Simmons                                                                 Stephen Hourahan
Chief Financial Officer                                                           SVP, Corporate Communications
(401) 574-1652                                                                     (401) 574-1541
simmonsl@bankri.com                                                          shouraha@bankri.com

Bancorp Rhode Island Approved to Repay $30 Million Preferred Stock Investment and Exit from Treasury’s Capital Purchase Program

Providence, R.I. – July 29, 2009 – Bancorp Rhode Island, Inc. (NASDAQ: BARI), the parent company of Bank Rhode Island, today announced that it will repurchase the U.S. Treasury Department’s $30.0 million preferred stock investment and exit the Treasury’s Capital Purchase Program.  The Company voluntarily enrolled in the program, which was made eligible to healthy financial institutions late last year.

“Given Bancorp Rhode Island’s strong capital position, federal regulators have granted the Company approval to repurchase the U.S. Treasury’s preferred stock investment,” said Bancorp Rhode Island President & CEO Merrill W. Sherman.  “We voluntarily enrolled in this program, at the urging of regulators, as a way to boost our already solid capital position.  Additionally, our participation provided us with an added level of confidence to expand our lending when faced with dismal economic forecasts and a slowdown of business activity in the local marketplace.  Like a number of other healthy banks, we believe that it is in the best interest of our shareholders and customers to now repay the Treasury’s investment and exit the program.”

The Company is projected to comfortably exceed federal regulatory standards to be considered “well-capitalized” after repayment to the Treasury.

Bancorp Rhode Island will repurchase all 30,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a liquidation value of $1,000 per share.  As part of the program, the Treasury was also issued a warrant to purchase 192,967 shares of Bancorp Rhode Island common stock with an initial exercise price of $23.32 per share.  The Company has the right to repurchase the warrant once the preferred stock is redeemed at a price determined through negotiations with the U.S. Treasury.  The Company intends to negotiate for the repurchase of the warrant.  However, the repurchase price for the warrant will be subject to those negotiations and there can be no assurance that it will be repurchased.  If the Company does not repurchase the warrant, the Treasury is required by law to liquidate it.

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BancorpRI to Repay Treasury
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Bancorp Rhode Island will release its 2009 second quarter earnings tomorrow.  The Company will host a conference call at 10 a.m. Eastern Daylight Time on Thursday, July 30, 2009 to discuss these performance results.  Access the conference call by dialing toll free at (800) 860-2442, or via webcast at http://www.bankri.com/investorrelations.

About BancorpRI
Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, Rhode Island, operates 16 branches and more than 60 ATMs throughout Providence, Kent and Washington Counties.  As of March 31, 2009, BankRI has more than $1.5 billion in assets and $1.0 billion in deposits.  For more information, visit www.bankri.com.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.

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